Exhibit 23.1

Principal Officers:
Harry Jung, P. Eng.
     President, C.E.O.
Dana B. Laustsen, P. Eng.
     Executive V.P., C.O.O.
Keith M. Braaten, P. Eng.
     Executive V.P.

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Neil I. Dell, P. Eng.
David G. Harris, P. Geol.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

LETTER OF CONSENT
We hereby consent to the incorporation by reference into the annual report on Form 10-K of Ivanhoe Energy Inc., of our report dated January 20, 2010 on oil and gas reserves of Pan-China Resources Ltd.
Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.
“ORIGINALLY SIGNED BY”
Bryan M. Joa, P. Eng.
Vice-President
Dated: February 1, 2010
Calgary, Alberta
CANADA

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